EXHIBIT 10.1

SEARS HOLDINGS CORPORATION

RESTRICTED STOCK AWARD AGREEMENT

Month Day, Year

FName MI. LName

Title

Pursuant to action taken by Sears Holdings Corporation (the “Company”) under the Sears Holdings Corporation 2006 Stock Plan (the “Plan”), you have been awarded restricted shares of Sears Holdings Corporation common stock, as detailed below. This award is subject to all of the terms and conditions of the Plan. In the event of any difference between the provisions of this Agreement and the terms of the Plan, the terms of the Plan will control.

1. Vesting. Provided you remain employed with the Company and its wholly-owned subsidiaries through the vesting date below and subject to Section 2, the restricted shares shall become 100% vested on the vesting date.

Date of Grant	Grant Value		Grant Price		Restricted Shares Granted(1)	Vesting Date
Month Day, Year	$	XXX,XXX	$	XX.XX	X,XXX	Month Day, Year

(1)	Rounded to the nearest whole share

2. Forfeiture. Restricted shares shall be automatically canceled and forfeited upon (a) termination of your employment with the Company and its wholly-owned subsidiaries prior to vesting or (b) your demotion below the level of Vice President prior to vesting. If you incur a severance-related leave of absence prior to vesting, any unvested restricted shares shall be automatically canceled and forfeited upon the first day of such leave.

3. Non-Transferability. Prior to vesting, the restricted shares may not be sold, pledged, assigned or otherwise transferred. The transferability of the restricted shares shall also be limited by any legend restricting transferability on any certificates representing such shares.

4. Evidence of Shares. No physical certificates for your restricted shares will be issued to you. Instead, your restricted shares will be evidenced by certificates held by or on behalf of the Company, in book-entry form, or otherwise, as determined by the Company.

5. Shareholder Rights. With respect to the restricted shares, you are entitled to all the rights of a holder of an equivalent number of unrestricted common shares of the Company, except as otherwise provided in the Plan and this Agreement. Specifically, you are entitled to voting rights on the restricted shares and, in the event that the Company declares a regular cash dividend, you are entitled to receive such dividends paid with respect to the restricted shares (free of vesting requirements). You will not be entitled to voting or dividend rights with respect to record dates occurring before the date the restricted shares were granted to you, nor with respect to record dates occurring on or after the date, if any, on which you forfeit the restricted shares.

6. Taxes. Delivery of the shares granted under this Award is conditioned upon you satisfying the applicable withholding obligations. You are required to pay withholding taxes due under applicable law in cash or, at the Company’s option, through the surrender of shares whose value equals the taxes due. If the Company withholds shares to satisfy any required withholding, such shares shall be valued at their fair market value on the date such shares become taxable as wages. The fair market value of a share on any date shall be the reported closing price on that date for such shares on the principal securities exchange or market on which the shares are then listed or admitted to trading or, if the Company’s common shares are not traded on that date, on the next preceding date on which the shares were traded. If you are an officer of the Company who is subject to Section 16(b) of the Securities Exchange Act of 1934, any shares withheld to satisfy such tax withholding requirements may be subject to certain restrictions and reporting requirements.

7. Prospectus. The prospectus delivered to you in connection with this award contains additional information concerning the Plan, including additional tax information.

8. Amendments and Adjustments. The Compensation Committee of the Company’s Board of Directors (the “Committee”) may from time to time amend the terms of this Agreement to the extent permitted under the terms of the Plan, and the restricted shares are subject to adjustment in a manner that the Committee determines to be appropriate and equitable in the event of a corporate transaction involving the Company.

9. Interpretation of Agreement and Plan. The Committee shall have sole power to interpret and construe any provisions of this Agreement or the Plan. Any such interpretation or construction made by the Committee shall be final and binding on all persons.

10. Grant Not to Affect Employment or Service. The grant of the restricted shares shall not confer any right for you to continue in the employment or service of the Company or its affiliates.

11. Confidentiality. By accepting this award, you agree and acknowledge that at all times, and notwithstanding any vesting or forfeiture of this award, you will hold in strict confidence and will not disclose the terms of this award to any third party, except to your spouse, financial advisor or legal counsel or as otherwise required by law. In the event you disclose such information to your spouse, financial advisor or legal counsel, such individual(s) shall also be bound by the confidentiality obligations set forth herein.

12. Governing Law. To the extent not preempted by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

IN WITNESS WHEREOF, the parties have duly executed this Restricted Stock Award Agreement.

SEARS HOLDINGS CORPORATION

By:	J. David Works
Title:	SVP and President, Talent and
Human Capital Services

GRANTEE

FName MI. LName

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